Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Hallador Energy Company (the “Company”) of our report dated March 28, 2022, except for Note 18, as to which the date is March 16, 2023, relating to the financial statements as of and for the year ended December 31, 2021, which appears on the Company’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2023. We also consent to the reference to our Firm under the caption “Experts” in the prospectus.

/S/PLANTE & MORAN, PLLC

Denver, Colorado

July 19, 2023